                                 EXHIBIT 1


                            AMENDMENT AGREEMENT

         AMENDMENT AGREEMENT (the "Agreement"), dated as of December 10,

   1996, by and among Montgomery Ward Holding Corp. (the "Company"),

   Bernard F. Brennan ("Brennan") and General Electric Capital

   Corporation ("GE Capital").


                           W I T N E S S E T H:

         WHEREAS, the Company, Brennan and GE Capital are parties to that certain Stockholders' Agreement, amended and restated as of

   December 29, 1994 (the "Stockholders' Agreement"), and capitalized terms used herein, but not otherwise defined, are used as defined in the Stockholders' Agreement and article, section or subsection references used herein are references to articles, sections or subsections of the Stockholders' Agreement (except for paragraph 19 hereof in which references to articles, sections or subsections are references to articles, sections or subsections of the Company's

   By-laws);

         WHEREAS, Brennan and GE Capital have the authority under

   Section 8.2 of the Stockholders' Agreement to amend the Stockholders'

   Agreement; and

         WHEREAS, each of the parties hereto desires to amend the

   Stockholders' Agreement and the Company's By-laws as hereinafter set forth.

         NOW, THEREFORE, the parties hereto hereby agree as follows:

         1.    Section 1.2 is hereby amended by adding the following

   definitions where they should appear in such section in alphabetical order:

               "Affiliate" means with respect to any Person, any other Person which, at the time of the applicable determination, the first Person controls, which at such time controls the first Person, or which at such time is under common control with the first Person. For purposes of the preceding sentence, "control" means the power, direct or indirect, to direct or cause the direction of the management and policies of a Person through voting securities, contract or otherwise.

               "Fully Diluted Equity" means the number of shares of common capital stock of the Company of any series or class outstanding as of the date of determination plus the number of such shares subject to any then outstanding options (whether Options, Purchase Rights or other options and whether or not then exercisable).

               "Independent Third Party" means any Person who, immediately prior to the contemplated transaction, is not GE Capital or a GE Capital Affiliate and is not a creditor of the Company or any other member of the Ward Group for a principal amount in excess of $500,000 and does not own or have the right to acquire in excess of 5% of any class of the Company's equity capital stock on a fully-diluted basis (each a "Related Party"), who is not an Affiliate of any such Related Party.

               "Sale of the Company" means the sale of the Company to an Independent Third Party or group of Independent Third Parties pursuant to which such party or parties acquire (i) all or at least 90% of the issued and outstanding capital stock of the Company
               (whether by merger, consolidation or sale or transfer of stock) or (ii) all or substantially all of the Company's assets determined on a consolidated basis."

         2.    Section 1.5(a) and (b) are hereby relettered as Sections
   1.5 (b) and (c) and a new Section 1.5(a) is hereby added as follows:

                     "(a) expressly subject to Section 1.9,
               the provisions of Article II shall not apply to a Transfer by a Controlling Shareholder which is registered under the Act or sold pursuant to Rule 144 or to a Transfer by GE Capital or a GE Capital Affiliate at a time at which Brennan is not entitled to designate members of the Board of Directors pursuant to
               Article V;"

   and the following shall be added at the beginning of new Section 1.5(b): "Except as provided in (a) above,".

         3.    Section 1.6 is hereby amended to add at the end thereof

   the following:

               "; provided, however, that Brennan and his Permitted Transferees and GE Capital and the GE Capital Affiliates agree that with respect to themselves and with respect to any Person who becomes bound by this Agreement after December 10, 1996, each of the provisions of
               Article V shall be in effect until December
               31, 2006, except Section 5.8 which shall remain in effect so long as this Agreement remains in effect."

         4.    Sections 3.5(a), (c) and (d) are hereby deleted and

   replaced with the words  Intentionally omitted .

         5.    Section 3.5(b) is hereby amended by inserting after the

   words "from time to time" the first appearance of the words "at any time on or after January 1, 1999".

         6.    Section 3.11 is hereby amended by adding immediately

   before the words "("Article III Closing Date")" the following:

               ", or in the case of a purchase or sale of such Shares pursuant to Section 3.5, on the 30th day next following the day on which notice of exercise of the right to sell such Shares is given under Section 3.5"

         7.    Section 4.2 (b) is hereby amended by adding at the end

   thereof the following:

               "; provided, however, that, except as a
               participant in any loan made to any member or members of the Ward Group by banks, insurance companies or other unrelated third parties so long as neither GE Capital nor any GE Capital Affiliate is the controlling participant, neither GE Capital nor any GE Capital
               Affiliate shall enter into any contract or agreement with any member of the Ward Group which would impose restrictions on the Company's ability to repurchase its Shares under Section 3.5 or make payments on account of the Purchase Price thereof that are more onerous than any such restrictions that exist as of December 1, 1996 under the material loan agreements to which members of the Ward Group were a party on such date"

         8.    Section 4.3 is hereby amended by adding immediately after

   the words "Except as otherwise determined by the Board of Directors"

   the following:

               "with the prior written consent of Brennan
               (and, if Brennan is no longer alive or
               legally competent, Brennan's Permitted
               Transferees holding a majority of the Shares held at such time by all such Permitted Transferees) to the extent that any such determination of the Board of Directors would reduce the Cash Payments Limitation with respect to Brennan or his Permitted Transferees"

   and by adding at the end of the first sentence of such Section 4.3 the following:

               "(it being understood that the Insurance
               Proceeds shall be first applied to repurchase Shares from the Management Shareholder (or his Permitted Transferees) whose death has given rise to such Insurance Proceeds)"

         9. The words of the first paragraph of Section 5.2, beginning with the word "consisting" and ending with the term "GE Capital," are hereby deleted and replaced with the following:

                     ". . . consisting of ten members, five
               to be designated by Brennan and five to be designated by GE Capital; provided, however, at such time as Brennan ceases to be the Chairman of the Board and Chief Executive
               Officer of Ward, Brennan shall cause two of his designees then serving as members of the Board of Directors to resign effective upon the appointment of a successor Chairman of the Board and Chief Executive Officer of
               Ward, which such successor shall be entitled to designate two members (including himself) and Brennan thereafter shall be entitled to designate three members of the Board of Directors."

         10.   Section 5.2(a) is hereby amended in its entirety to read

   as follows:

               "(a) any Transfer of Shares to a Person shall not be effective until such Person executes a written agreement pursuant to which such Person acknowledges and agrees that the Shares Transferred to it remain subject to all restrictions on Transfer contained in this Agreement and that it is subject to the voting provisions applicable to Brennan immediately prior to the consummation of the Transfer including, without limitation, the provisions contained herein relating to voting for members of the Board of Directors designated by Brennan, GE Capital and the Chairman of the Board and Chief Executive Officer of Ward."

         11.   Section 5.2 is hereby amended to add a new subparagraphs

   (d) and (e) thereof to read in its entirety as follows:

                     "(d)(X) at such time, if any, as
               Brennan and his Permitted Transferees
               collectively shall cease to own, in the
               aggregate, more than 50% of the Shares which they held on December 1, 1996 and Brennan is no longer the Chairman of the Board and Chief Executive Officer of Ward, the number of members of the Board of Directors which GE
               Capital shall have the right to designate shall be increased by two and the number of members of the Board of Directors which Brennan shall have the right to designate shall be reduced by two, and (Y) at such time, if any, as Brennan and his Permitted Transferees collectively shall cease to own, in the aggregate, more than 20% of the Shares which they held on December 1, 1996 and Brennan is no longer the Chairman of the Board and Chief Executive Officer of Ward,
               Brennan shall no longer have the right to designate any member of the Board of Directors and the members that Brennan would have been entitled to designate (after taking into account the number of directors GE
               Capital is entitled to designate as a result of the decrease in ownership below the 50% level described in (X) above) shall be designated by the Chairman of the Board and Chief Executive Officer of Ward.

                     (e)   in the event of Brennan's death
               or legal incompetence, his rights, if any, to designate directors hereunder shall be exercisable by his Permitted Transferees based on a vote of a majority of the Shares held by such Permitted Transferees."

         12.   The introductory paragraph of Section 5.3 prior to clause
   (a) thereof is hereby amended in its entirety to read as follows:

                     "5.3  Supermajority Requirement.  At
               all times in which this Article V is in
               force, GE Capital, the GE Capital Affiliates, Brennan, his Permitted Transferees and each Person who becomes a party to this Agreement after December 10, 1996 shall vote its or his Shares and otherwise take all action necessary or appropriate to cause the By-laws of the Company to provide, and the Shareholders agree that, unless otherwise specifically provided herein, all action to be taken by the Company or any member of the Ward Group which requires action of the Board of Directors, shall require the affirmative vote of not less than two-thirds (2/3) of the entire Board of Directors (i.e., at least two-thirds (2/3) of the number of directorships, regardless of how many directors are then in office). The actions which shall require action by such Board of Directors shall include, without limitation, the following:"

         13.   Section 5.5 is hereby amended in its entirety to read as

   follows:

                     "5.5  By-Laws of Members of the Ward
               Group.  GE Capital, the GE Capital
               Affiliates, Brennan, his Permitted
               Transferees and each Person who becomes a party to this Agreement after December 10, 1996 shall vote its or his Shares and otherwise take all action necessary or appropriate to cause the Company to promptly cause the By-laws of each member of the Ward Group that is a "Significant Subsidiary" under Regulation S-X of the Act (or under any successor regulation) (a "Significant Ward

               Group Member"), other than the Company, to be amended to provide that no action requiring Board of Directors approval or authorization including, without limitation, those items referred to in Section 5.3 hereof applicable to such member, may be taken by a member of the Ward Group without the affirmative vote of not less than two-thirds (2/3) of the entire Board of Directors (i.e., at least two-thirds (2/3) of the number of directorships, regardless of how many directors are then in office) of (i) such member of the Ward Group and (ii) the Company."

         14.   Section 5.6 is hereby deleted in its entirety and

   replaced with the words "Intentionally omitted."

         15.   ARTICLE V is hereby amended to add a new Section 5.9

   which shall read as follows:

                     "5.9  Board Members of the Significant
               Ward Group Members.  GE Capital, the GE
               Capital Affiliates, Brennan, his Permitted
               Transferees and each Person who becomes a party to this Agreement after December 10, 1996 shall vote its or his Shares and otherwise take all action necessary or appropriate to cause the boards of directors of Ward and each Significant Ward Group
               Member to have the same members as the Board of Directors of the Company."

         16. ARTICLE VI is hereby renamed "Registration Rights and Other Shareholder Rights." Section 6.1(a) is hereby amended to delete "July 1, 1992" and replace it with "January 1, 1999".

         17. Section 6.1(a)(i) is hereby amended to add in the third sentence thereof after the words "Each Demanding Group" the words "(other than the Brennan Group)" and is hereby further amended to add at the end of such Section the following:

               "In addition to the foregoing, Brennan and his Permitted Transferees (the "Brennan
               Group") shall be entitled to (A) one Demand
               Registration (other than a Demand
               Registration on Form S-3 promulgated by the Commission or any successor form) (the
               "Brennan Long-Form Demand") and (B) at any time at which the Company is eligible to register Shares on Form S-3 or any successor form, an unlimited number of Demand

               Registrations on Form S-3. The Brennan Group shall be deemed to be a separate Demanding
               Group for all provisions of this ARTICLE VI"

         18.   Section 6.1(c) is hereby amended to add at the end

   thereof the following:

               "Notwithstanding the foregoing provisions of this Section 6.1(c), in the event of the Brennan Long-Form Demand, no notice shall be given to any other Group or members thereof and no Person (including the Company) shall have a right to participate in the Brennan
               Long-Form Demand other than Brennan and his Permitted Transferees except on a basis subordinate to that of Brennan and his Permitted Transferees."

         18. The following new sections are hereby added to ARTICLE VI following Section 6.13:

                     "Section 6.14  Rights of Inclusion.
               (a) Neither GE Capital nor a GE Capital
               Affiliate (collectively, the "Selling
               Shareholder") shall directly or indirectly
               Transfer any of its Shares to any third party in a single transaction or series of transactions unless the terms and conditions of such Transfer contains an offer to Brennan and each of his Permitted Transferees (the "Receiving Shareholders") to include in such Transfer such number of Shares then owned by the Receiving Shareholders in accordance with
               Section 6.14(b) below. At least 20 days prior to effecting any such third party Transfer, the Selling Shareholder promptly shall cause the terms and conditions of such proposed Transfer to be reduced to a reasonably detailed writing (which writing shall identify the third party purchaser and shall include the offer to the Receiving Shareholders to purchase or otherwise acquire their Shares, according to the terms and subject to the conditions of this Section 6.14), and shall deliver, or cause the third party to deliver, written notice (the "Notice") of the terms of such Transfer to each Receiving Shareholder. The Notice shall be accompanied by a true and correct copy of the agreement, if any, embodying the terms and conditions of the proposed Transfer or such written summary thereof if there is no agreement. At any time after receipt of the

               Notice (but in no event later than 15
               business days after receipt), any or all of the Receiving Shareholders, may accept the offer included in the Notice for up to such number of Shares as determined in accordance with the provisions of Section 6.14(b) below, by furnishing irrevocably written notice of such acceptance to the Selling Shareholder and to the third party purchaser.

                     (b)   In the event that any Receiving
               Shareholder elects to accept the offer
               included in the Notice described in Section
               6.14(a) above, such Receiving Shareholder
               (the "Included Receiving Shareholder") shall
               Transfer such number of its Shares pursuant to (and upon consummation of) such third party disposition which is equal to the product of (X) the total number of Shares to be Transferred to the third party in such transaction and (Y) a fraction, the numerator of which shall equal the total number of Shares then owned by such Included Receiving Shareholder, and the denominator of which shall equal the total number of Shares then outstanding held by the Selling Shareholder and the Receiving Shareholders.

                     (c)   The purchase of Shares pursuant
               to this Section 6.14 shall be made on the same terms (including, without limitation, the per share consideration and method of payment, and the date of Transfer), and subject to the same conditions, if any, as are provided to the Selling Shareholder and stated in the Notice to the extent that the Receiving Shareholders are capable of performing such terms and conditions and, to the extent that they are not so capable, the Receiving Shareholders sale of Shares in such transaction shall not be subject to such terms and conditions.

                     (d)   Upon the consummation of the
               Transfer of Shares pursuant to the third party Transfer, the Selling Shareholder shall
               (i) cause the third party to remit directly to each Included Receiving Shareholder the sales price of its Shares and (ii) furnish such other evidence of the completion and time of completion of such Transfer and the terms thereof as may reasonably be requested by such Included Receiving Shareholder.

                     (e)   If a Receiving Shareholder has
               not delivered to the Selling Shareholder and to the third party written notice of its acceptance of the offer contained in the notice within 15 business days after the receipt of such Notice, it shall be deemed to have waived any and all rights pursuant to this Section 6.14 with respect to the proposed Transfer, of its Shares described in the Notice, and the Selling Shareholder shall have 60 days (calculated form the first day next succeeding the expiration of the 15 business days acceptance period described above) in which to dispose of the aggregate amount of Shares described in the notice to the third party identified in the notice, on terms not more favorable to the Selling Shareholder than those which were set forth in the Notice. If a Receiving Shareholder has not delivered irrevocable written notice of acceptance as described in the preceding sentence and, if after 60 days following receipt of the Notice, the Selling Shareholder and the third party shall not have completed the Transfer of Shares to be sold in connection therewith in accordance with the terms of the proposed Transfer, all the restrictions on the Transfer of Shares contained in this Section 6.14 shall again be in force and effect.

                     (f)   If the Company or any other
               member of the Ward Group sells shares to an employee stock ownership plan or its equivalent (an "ESOP") and the Board of Directors of the Company determines at such time to permit stockholders to sell shares to such ESOP, Brennan and his Permitted Transferees and GE Capital and the GE Capital Affiliates (the "Participating Sellers") shall be given the right to sell their shares to such ESOP with each of the Participating Sellers being permitted to sell to the ESOP a number of Shares which is equal to the product of (X) the total number of Shares to be sold by all stockholders to the ESOP and
               (Y) a fraction, the numerator of which shall equal the total number of Shares then owned by such Participating Seller, and the denominator of which shall equal the total number of Shares then outstanding owned by all of the Participating Sellers in the aggregate.

                     (g)   Subsection (a) through (d),
               inclusive of this Section 6.14, shall
               terminate upon the Public Offering
               Termination Date and shall not be in effect at any time at which GE Capital and the GE
               Capital Affiliates do not own in the
               aggregate at least 35% of the Fully Diluted
               Equity.

                     6.15  Sale of the Company.  (a)  At any
               time, GE Capital together with any holder or holders who, together with GE Capital, hold more than 50% of the Shares seek a Sale of the Company to an Independent Third Party or Independent Third Parties that want to acquire (i) all or at least 90% of the issued and outstanding capital stock of the Company (whether by merger, consolidation or sale or transfer of stock) or (ii) all or substantially all of the Company's assets on a consolidated basis, the provisions of this
               Section 6.15 shall apply except to the extent set forth in (g) below. Any such holder or holders shall give Brennan and each of his Permitted Transferees (the "Brennan Shareholders") notice of such holder or holders intention to commence any initiative to seek a Sale of the Company to an Independent Third Party (it being understood that such an intention shall not be considered to exist until such holder or holders proceed beyond informal discussions regarding a potential Sale of the Company) and, to the extent such holder or holders seek to provide any potential purchasers with confidential information regarding the Company or any other member of the Ward Group, such holder or holders shall, on behalf of the Company, obtain customary confidentiality agreements signed by such purchasers and provide the Board of Directors with a reasonable opportunity to review and comment upon any such information that such holder or holders seek to provide to any potential purchasers.

                     (b)   The holder or holders proposing a
               Sale of the Company (the "Proposing
               Shareholders") shall deliver written notice to the Brennan Shareholders setting forth the net consideration per Share to be paid in connection with such Sale of the Company and the terms of payment thereof (the "Company Sale Notice"). In the event that the consideration to be paid in connection with a Sale of the Company is other than cash, the Company Sale Notice shall be accompanied by a written determination (the "Initial Valuation Determination") by a reputable investment banking firm or national accounting firm (the fees and expenses of which shall be borne by the Proposing Shareholders) of the cash equivalent value of the net consideration to be paid per Share. If the Sale of the Company is structured as a sale of assets, the net consideration per Share shall be computed based upon the consideration that would be payable to the Company's Shareholders upon a liquidation of the Company immediately after such sale of assets, taking into account any taxes payable by the Company and any liabilities retained by the Company (including any liabilities to redeem preferred stock) in connection with such sale of assets.

                     (c)   Each Brennan Shareholder shall
               vote for, consent to and raise no objections against the transaction described in the Company Sale Notice, and if the Sale of the Company is structured as a sale of stock, each Brennan Shareholder shall sell his, her or its Shares on the terms and conditions set forth in the Company Sale Notice.

                     (d)   The Proposing Shareholders shall
               have 90 days after the expiration of the Company Sale Election Period to consummate the Sale of the Company with an Independent Third Party at a net consideration per share no more favorable to the purchasing party than the net consideration per share specified in the Company Sale Notice. If the Sale of the Company is not consummated within such 90-day period, the Proposing Shareholders shall comply with the provisions of this Section 6.15 for any subsequent Sale of the Company.

                     (e)   If the Sale of the Company is
               structured as (x) a merger or consolidation, each of the Brennan Shareholders shall waive any dissenters rights, appraisal rights or similar rights in connection with such merger or consolidation or (y) a sale of stock, each Brennan Shareholder shall agree to sell all of his, her or its Shares and rights to acquire shares of Shares on the terms and conditions approved by the Proposing Shareholders, each Brennan Shareholder shall take all necessary or desirable actions in connection with the consummation of the Sale of the Company as reasonably requested by the Company and each Brennan Shareholder shall pay its pro rata share (based on the number of Shares owned) of the expenses incurred by the Shareholders in connection with such Sale of the Company and shall be obligated to join on a pro rata basis (based on the number of Shares owned) in any indemnification or other obligations that the Proposing Shareholders agree to provide in connection with such Sale of the Company other than any such obligations that relate specifically to a particular Shareholder such as indemnification with respect to representations and warranties given by a Shareholder regarding such Shareholder's title to and ownership of Shares); provided, however, that no Shareholder shall be obligated in connection with such Sale of the Company to agree to indemnify or hold harmless the prospective transferee(s) with respect to an amount in excess of the net cash proceeds paid to such Shareholder in connection with such Sale of the Company.

                     (f)   The obligation of the Brennan
               Shareholders to participate in any Sale of the Company hereunder are subject to the satisfaction of the following conditions:
               (i) upon consummation of the Sale of the Company hereunder, the Brennan Shareholders, GE Capital and the GE Capital Affiliates shall receive the same form and amount of consideration per Share (including for this purpose, amounts allocated to noncompetition, consulting and other arrangements which the Brennan Shareholders are capable of performing), or if any such holders of Shares are given an option as to the form and consideration to be received, all such holders shall be given the same option and
               (ii) if a Proposing Shareholder or an
               Affiliate of any Proposing Shareholder is a holder of debt or equity securities other than Shares, the Sale of the Company shall not involve the payment of any premiums, refinancing fees or other amounts in respect of such debt or equity securities other than any amounts payable pursuant to the terms governing such debt or equity securities.

                     (g)   This Section 6.15 shall not apply
               to any Sale of the Company which involves a sale or other disposition by GE Capital or one of the GE Capital Affiliates of the Ward Group related credit operations of GE Capital or of any GE Capital Affiliates (whether occurring before, concurrent with or after such Sale of the Company) to the Independent Third Party that is a party to such Sale of the Company or any party which is an Affiliate of such Independent Third Party and the Brennan Shareholders shall have no obligation to cooperate with or participate in any such Sale of the Company pursuant to this Section 6.15.

                     (h)   This Section 6.15 shall terminate
               upon the Public Offering Termination Date and shall not apply at any time at which GE Capital and the GE Capital Affiliates do not own in the aggregate at least 35% of the Fully Diluted Equity .

                     6.16  Right of First Refusal for New
               Securities. (a) The Company hereby grants to GE Capital, the GE Capital Affiliates, Brennan and his Permitted Transferees (the "Included Shareholders") a right of first refusal to purchase shares of any New Securities (as defined below) which the Company may, from time to time, propose to sell and issue. Such right of first refusal shall allow each Included Shareholder to purchase a pro rata portion of the Shares as may be included in the New Securities proposed to be issued, determined with reference to the aggregate number of outstanding Shares held by the Included Shareholders before the proposed issuance of New Securities. In the event an Included Shareholder does not purchase any or all of its pro rata portion of New Securities, the remaining Included Shareholders shall have the right to purchase a pro rata portion of such unpurchased New Securities until all of the New Securities are purchased or until no other Included Shareholder desires to purchase any more New Securities. The right of first refusal granted hereunder shall terminate with respect to any particular issuance of New Securities if unexercised within 10 business days after receipt of the notice described in Section 6.16(c) hereof with respect to such issuance.

                     (b)   "New Securities" shall mean any
               authorized but unissued Shares, and any
               treasury shares, of capital stock of the Company and all rights, options or warrants to purchase capital stock, and securities of any type whatsoever that are, or may become, convertible into capital stock; provided, however, that the term "New Securities" does not include (i) securities issued pursuant to the acquisition of another corporation by the Company by merger, purchase of all or substantially all of the assets or other reorganization whereby the Company shall become the owner of more than 50% of the voting power of such corporation; (ii) Shares issued in connection with any stock split or stock dividend of the Company; (iii) Shares issued pursuant to any underwritten public offering and sale of equity securities of the Company pursuant to an effective registration statement under the Act; (iv) options or awards of stock granted in accordance with the Company s past custom and practice and any Shares issued pursuant to the exercise of options; and (v) options (and any Shares issued pursuant to the exercise thereof), awards or Sharesgranted or issued to a new management team put in place for the Retailer and its subsidiaries at any time after December 1, 1996 so long as such options (and any Shares issued pursuant to the exercise thereof), awards and Shares do not exceed in the aggregate 15% of the Fully Diluted Equity measured as of December 1, 1996.

                     (c)   In the event the Company proposed
               to undertake an issuance of New Securities, it shall give each Included Shareholder written notice of its intention, describing the number of Shares it intends to issue as New Securities, the purchase price therefor (which shall be payable solely in cash) and the terms upon which the Company proposes to issue the same. Each Included Shareholder shall have 10 business days from the date such notice is given to determine whether to purchase all or any portion of its pro rata share of such New Securities for the purchase price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.

                     (d)   Notwithstanding any provision of
               this Agreement to the contrary, each Included Shareholder shall have the right from time to time and at any time to assign in whole or in part its right to purchase New Securities hereunder to any other person or entity.

                     6.17  Compliance with Article II.
               Notwithstanding anything to the contrary in
               Article II, the provisions of Article II shall not be applicable to the Transfer of Shares by GE Capital and/or a GE Capital
               Affiliate as to which the provisions of
               Sections 6.14 and 6.15 are applicable."

         20.   Promptly following the expiration of the provisions of

   Article V, (i) Section 5.8 shall be amended by deleting the words

   "and voting control" in the fourth line of Section 5.8 and (ii) each of the parties hereto agrees to cause the By-laws of the Company to be amended, and to cause the By-Laws of each member of the Ward Group to be amended in form and substance, as follows:

               A.    Section 1(a) of Article III shall be
               amended in its entirety to read as follows:

                     "(a)  Number of Directors.  The number
                     of directors constituting the entire
                     board shall be nine (9), or such other
                     number as may be fixed from time to
                     time by action of the stockholders or
                     the Board of Directors."

               B.    Each of paragraphs (b), (c), and (d) of
               Section 1 of Article III shall be deleted in its entirety and replaced with the words
               "Intentionally Omitted."

               C.    Paragraph (f) of Section 1 of Article
               III shall be amended in its entirety to read as follows:

                     "(f)  Vacancies.  Unless otherwise
                     provided in these By- laws, vacancies
                     on the Board of Directors, whether
                     caused by resignation, death,
                     disqualification, removal, an increase
                     in the authorized number of directors
                     or otherwise, may be filled by the
                     affirmative vote of a majority of the
                     remaining directors, although less than
                     a quorum, or by a sole remaining
                     director, or at a special meeting of
                     the stockholders, by the holders of
                     shares entitled to vote for the
                     election of directors."

               D.    Section 3 of Article III shall be
               amended in its entirety to read as follows:

                     "Section 3. Removal of Directors.  Any
                     or all of the direc tors may be
                     removed, with or without cause, by the
                     holders of a majority of the shares of
                     stock outstanding and entitled to vote
                     for the election of directors."

               E.    Section 10 of Article III shall be
               deleted in its entirety and replaced with the words "Intentionally Omitted."

               F.    Section 15 of Article III shall be
               amended in its entirety to read as follows:

                     "Section 15.      Powers and
                     Committees.  Any such committee, to the
                     extent provided in the resolution of
                     the board of directors, shall have and
                     may exercise all the powers and
                     authority of the board of directors in
                     the management of the business and
                     affairs of the corporation and may
                     authorize the seal of the corporation
                     to be affixed to all papers which may
                     require it; provided, however, that no
                     such committee shall take any action or
                     do anything in the exercise of any
                     power or authority in excess of that
                     permitted to be taken by a committee of
                     directors under any applicable
                     provisions of the Delaware GCL.  Such
                     committee or committees shall have such
                     name or names as may be determined from
                     time to time by resolution adopted by
                     the board of directors.

               G.    Article IX shall be amended in its
               entirety to read as follows:

                     "The board of directors or the
                     stockholders may alter, amend or repeal
                     these by-laws, or enact such other
                     by-laws as in their judgment may be
                     advisable for the regulation of the
                     conduct of the affairs of the
                     corporation."

               H.    The appropriate terms in Section 5 of
               Article VIII shall be deleted.

         21.   Brennan and GE Capital shall promptly use their best

   efforts to cause the By-laws of the Company and each member of the

   Ward Group to be amended to effectuate the provisions hereof.

         22.   Except as amended hereby, all provisions, terms and

   conditions of the Stockholders' Agreement shall remain in full force and effect.  As amended hereby, the Stockholders' Agreement is ratified and confirmed in all respects.

         23.   This Agreement shall be governed by, interpreted and

   construed under, the laws of the State of Delaware without regard to the provisions of conflict of laws.

         24.   Each of the parties hereto represents and warrants to

   each other that it has the requisite power and authority to execute and deliver this Agreement.

         25.   This  Agreement may be executed in counterparts.  Each

   such counterpart shall be deemed to be an original and all of such counterparts, when taken together, shall constitute a single instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this

   Agreement as of the date first above written.


                                 GENERAL ELECTRIC CAPITAL CORPORATION


                                 By: /s/ Edward D. Stewart
                                     Edward D. Stewart


                                 BERNARD F. BRENNAN


                                 /s/ Bernard F. Brennan
                                 Type 1 Management Shareholder




   Agreed and Consented to this 10th day
   of December 1996:

   MONTGOMERY WARD HOLDING CORP.


   By: /s/ Spencer H. Heine
       Spencer H. Heine